Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated February 5, 2016, relating to the consolidated financial statements included in the Pillarstone Capital REIT (formerly known as Paragon Real Estate Equity and Investment Trust) annual report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2015.  Our report contained an emphasis of matter paragraph related to the existence of substantial doubt about the ability of the entity to continue as a going concern.

/s/ Boulay PLLP

Minneapolis, Minnesota
September 17, 2018